Exhibit 99.1

electroCore Announces Comprehensive Redeployment and Cost Reduction Plan

Management to host conference call and webcast at 8:30 am ET on Thursday, May 30

May 29, 2019 at 4:30 p.m. EDT

BASKING RIDGE, N.J., May 29, 2019 — electroCore, Inc. (Nasdaq: ECOR), a commercial-stage bioelectronic medicine company, today announced that management and the Board of Directors are making significant adjustments to the deployment of personnel and resources across the organization. The effort is intended to focus the Company on currently available and near-term revenue opportunities and on clinical programs specifically designed to expand the gammaCore™ product labeling. To achieve this goal, the Company is right-sizing across its organization including its field sales force and clinical operations. The Company will focus its resources on high-value geographic and other sales territories where the current prescriber base and regional payer coverage are most concentrated including:

(i)	Regional payers, some of whom have recently amended their policies to permit reimbursement for electroCore’s principal offering, gammaCore™.

(ii)	The Veterans Administration and Department of Defense, covered under the Federal Supply Schedule contract secured by the Company in December 2018.

(iii)	The United Kingdom, where a recent Innovative Technology Program cluster headache treatment award offers the Company the potential to generate revenue.

(iv)	Other potential revenue opportunities in the pain management field.

The Company will continue to pursue relationships with pharmacy benefit managers.

electroCore also announced that it is scaling back its clinical development program as part of the redeployment of resources. Changes include the postponement of several planned studies while focusing on opportunities to broaden the approved indications for gammaCore™ products. The Company is also reducing its medical affairs activities consistent with its revised commercial plan.

The broad-based redeployment and expense reduction plan will be fully implemented by the end of the second quarter of 2019. Beginning in the third quarter of 2019, the Company’s average quarterly cash burn is expected to be less than $7.0 million through 2020, compared to its previously reported expected burn of $12.0 million per quarter. Inclusive of one-time charges of approximately $350,000 associated with implementation of this plan, the Company’s second quarter cash burn is expected to be between $11.0 million and $11.5 million. This expense reduction plan is further bolstered by the decision of the Company’s independent directors to forgo all cash compensation for their Board service effective June 1, 2019, as well as the willingness of Frank Amato, the Company’s chief executive officer, to voluntarily accept a 10% reduction in base annual cash compensation for the next 12 months, which is expected to be offset by a grant of restricted stock units valued at $50,000 on June 7, 2019, the date of the Company’s annual meeting of stockholders.

On March 31, 2019, the Company had $52.4 million of cash, cash equivalents and marketable securities. Based on its current cash resources and cash flow projections, and after giving effect to the anticipated cost savings from the comprehensive redeployment and cost reduction plan, electroCore believes that it will have adequate resources to fund its operations into the beginning of 2021.

Mr. Frank Amato said, “Although we are cognizant of the pain and disappointment that may be experienced by those employees who will be separating from the Company as we reduce our workforce from 91 to 55 positions under this program, the Board and management believe the adjustments to the expenditure of our resources are necessary as we respond to evolving market forces in the headache field. As was shared on our most recent earnings call, there are several promising commercial channels capable of providing significant sales acceleration.

“In the near term, we intend to sharpen our focus on opportunities in the Veterans Administration and Department of Defense and areas of the U.S. where reimbursement by regional payers has already been gained. We will also pursue opportunities to expand our reach through partnerships into new areas of medicine where migraine and cluster headaches have a high prevalence, as well as monetizing the investments we have made in the United Kingdom. As additional payers join the ranks of healthcare organizations currently reimbursing for gammaCore™ therapy, we intend to deploy additional field force resources and expand our geographic reach but will do so on a measured basis. We remain confident in the significant market opportunity that exists for gammaCore™, both in the U.S. and globally, and we will continue to work to make this technology available to the broadest possible patient population.

“I would like to personally express my appreciation to each of the employees impacted by this decision for their commitment and dedication to the development and commercialization of gammaCore™,” Mr. Amato concluded.

Conference Call and Webcast Information

electroCore’s management team will host a conference call tomorrow, May 30, beginning at 8:30 a.m. ET. Investors interested in listening to the conference call or webcast may do so by dialing 1-877-407-4018 for domestic callers or 201-689-8471 for international callers, using Conference ID: 13691426, or by connecting to the Web: http://public.viavid.com/index.php?id=134799

A live and archived webcast of the event will be available on the “Investors” section of the Company’s website at: www.electrocore.com.

About electroCore, Inc.

electroCore, Inc. is a commercial-stage bioelectronic medicine company dedicated to improving patient outcomes through its platform non-invasive vagus nerve stimulation therapy initially focused on the treatment of multiple conditions in neurology and rheumatology. The company’s initial targets are the preventative treatment of cluster headache and acute treatment of migraine and episodic cluster headache.

For more information, visit www.electrocore.com.

Forward-Looking Statement

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements about electroCore’s business prospects and product development plans, future cash flow projections, the realization and impact of the redeployment plan and any anticipated cost and expense savings, its pipeline or potential markets for its technologies, and other statements that are not historical in nature, particularly those that utilize terminology such as “anticipates,” “will,” “expects,” “believes,” “intends,” other words of similar meaning, derivations of such words and the use of future dates. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue electroCore’s business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to successfully commercialize gammaCore™, competition in the industry in which electroCore operates and overall market conditions. Any forward-looking statements are made as of the date of this press release, and electroCore assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents electroCore files with the SEC available at www.sec.gov.

Investors:

Hans Vitzthum

LifeSci Advisors

617-535-7743

hans@lifesciadvisors.com

or

Media Contact:

Sara Zelkovic

LifeSci Public Relations

646-876-4933

sara@lifescipublicrelations.co

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